Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the 11th day of December, 2023 (the “Effective Date”), is between ECD AUTOMOTIVE DESIGN, INC., a Delaware corporation (the “Company”), and EMILY J. HUMBLE, an individual (the “Employee”). Each party to this Agreement may be referred to herein as a “Party” or “Parties” collectively.

W I T N E S S E T H:

WHEREAS, Humble Imports Inc d/b/a ECD Auto Design, a Florida corporation (the “Subsidiary”) is a wholly-owned subsidiary of the Company, and is in the business of restoring and customizing luxury automobiles (the “Business”); and

WHEREAS, the Employee has served in the capacity as President, Secretary, and Director of the Subsidiary, and the Parties now want to formalize the existing employment relationship with the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the Parties’ mutual promises and covenants contained herein, of the benefits accruing to the Parties, and of other good or valuable consideration, including continued employment and employee benefits the amount of which shall be determined by Company and the receipt, validity, and sufficiency all of which the Parties hereby acknowledge, Employee and Company hereby agree to be legally bound on the following terms:

1. Employment. The Company hereby employs the Employee as Chief Production Officer of the Company on the terms and conditions set forth in this Agreement. Employee shall perform such duties as may be reasonably assigned by the Company from time to time.

2. Performance of Employee’s Duties. Employee shall devote Employee’s full working time and attention and Employee’s best efforts to Employee’s service to the Company and shall perform Employee’s services in a capacity and in a manner consistent with Employee’s position with the Company, and shall not engage in any other business or occupation during the Term; provided that the foregoing shall not be interpreted as prohibiting Employee from managing Employee’s personal passive investments or engaging in charitable or civic activities or, with the Company’s prior written consent, taking board positions in other enterprises, so long as such activities and board positions do not, individually or in the aggregate, (i) conflict with or interfere with the performance of Employee’s duties and responsibilities hereunder, (ii) create a fiduciary conflict or (iii) result in a breach or violation of Sections 10, 11 or 12 hereof. Employee shall abide by all the requirements of the Securities and Exchange Commission and adhere to the policies and requests of the Company with respect thereto, as the same may exist from time to time, applicable to executive officers of public companies.

3. Term of Employment. Subject to earlier termination as provided in Section 8, the initial term of employment shall be for a period of two (2) years, commencing on the Effective Date (the “Initial Term”), which shall automatically renew for successive one (1) year periods thereafter (each a “Renewal Term”) unless, not less than thirty (30) days prior to the commencement of any such Renewal Term, either the Company or Employee shall have given written notice to the other Party that it does not wish to extend this Agreement (any such notice, a “Non-Renewal Notice”), in which case, Employee’s employment hereunder shall terminate upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable. The period during which Employee is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term” or “Term of Employment.”

4.  Compensation.

(a) Salary. The Company shall pay Employee, in payment for Employee’s services hereunder, an annual rate of base salary of $320,000 (“Salary”), payable in accordance with the Company’s normal pay practices as may be altered from time to time by the Company’s Board of Directors or a committee thereof, as applicable (the “Board of Directors”), subject to standard payroll deductions. Any increase in Employee’s Salary shall be at the sole discretion of the Board of Directors.

(b) Discretionary Bonus. In addition to the Salary, Employee may be eligible for an annual or quarterly bonus, to be determined by the Board of Directors in its sole discretion, which bonus may be based upon the Company’s total revenue, profitability, and any other factors, all as determined at the sole discretion of the Board of Directors (the “Discretionary Bonus”). The Discretionary Bonus, if any, shall be payable by the Company at such time as determined by the Board of Directors following each year or quarter of operation, as applicable. Notwithstanding anything to the contrary contained herein, Employee must be employed with the Company on the date of payment of the Discretionary Bonus in order to receive same.

5. Section 280G of the Internal Revenue Code. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the parachute rules of Section 280G of the Internal Revenue Code.

6. Other Benefits; Automobile Allowance. The Company may provide Employee with such fringe benefits as are available to other employees of the Company. During the Term of Employment, the Employee will be eligible to participate in all benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Without limitation of the foregoing, during the Term of Employment, (i) the Company shall pay Employee a monthly automobile allowance in the amount of $2,000.00 per month, (ii) the Company shall pay the full premiums which are applicable to any healthcare, vision, and/or dental benefit plans in which the Employee participates (and, for the avoidance of doubt, Company shall pay the full premiums of such coverage with respect to the spouse of the Employee), and (iii) the Employee shall be eligible to participate in the Company’s 401(k) plan.

7. Paid Time Off. During the Term, the Employee will be entitled to twenty (20) days per calendar year (prorated for partial calendar years) of paid time off and such additional paid time off as may be mutually agreed upon between Employee and the Company (“PTO”). To the maximum extent permitted by applicable law, (i) PTO hours accrued, but unused, in a calendar year will be forfeited and will not carry over to the following calendar year, and (ii) the Company will not be required to compensate the Employee for, and the Employee will forfeit, any accrued but unused PTO upon the separation of the Employee’s employment with the Company, regardless of reason.

8.  Termination of Employment.

(a) Termination of Term of Employment. Notwithstanding Section 3 hereof, the Term of Employment shall terminate immediately (the date of such termination is referred to as the “Termination Date”) upon the occurrence of any of the following events: (i) death or Permanent Disability (as defined below) of the Employee; (ii) election by the Company to terminate the Employee for Cause (as defined below); (iii) at the end of the thirty (30) day period following the Company’s delivery to the Employee of prior written notice of the Company’s election to terminate the Employee without Cause; (iv) election by the Employee to terminate for Good Reason (as defined below); (v) at the end of the thirty (30) day period following Employee’s delivery to the Company of prior written notice of his election to terminate; or (vi) upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable, as a result of receipt by either Party of a Non-Renewal Notice at least thirty (30) days prior to such date.

(b) Effect of Termination by the Company Without Cause or by the Employee for Good Reason. Subject to Section 8(e), if the Employee’s employment is terminated by the Company without Cause (including without limitation by the Company providing a Non-Renewal Notice to the Employee, as described above in Section 3) or by the Employee for Good Reason, the Employee shall be entitled to receive:

(i) within fourteen (14) days after the Termination Date, his or her Salary, accrued and unpaid through the Termination Date, together with reimbursement for all business expenses reimbursable pursuant to this Agreement, if any; plus

(ii) continued payment of his or her Salary during the Severance Period (as defined below), payable in equal installments over the Severance Period (and not in lump sum) in accordance with, and at such times as consistent with, the Company’s normal payroll practices and subject to payroll deductions and tax withholdings in accordance with the Company’s normal practices and as required by law. The term “Severance Period” shall mean the following: (i) twelve (12) months if the Employee has been continuously employed by the Company for a period of at least five (5) years as of the Termination Date, (ii) ten (10) months if the Employee has been continuously employed by the Company for a period of at least four (4) years as of the Termination Date, (iii) eight (8) months if the Employee has been continuously employed by the Company for a period of at least three (3) years as of the Termination Date, (iv) six (6) months if the Employee has been continuously employed by the Company for a period of at least two (2) years as of the Termination Date, (v) four (4) months if the Employee has been continuously employed by the Company for a period of at least one (1) year as of the Termination Date, and (vi) two months if the Employee has been continuously employed by the Company for a period of less than one (1) year as of the Termination Date; plus

(iii) any other benefits Employee is otherwise entitled to in accordance with the terms and conditions of the Company’s Employee Benefit Plans (including the Long-Term Incentive Plan and the Restricted Stock Unit Award Agreement) or as otherwise expressly required by applicable law.

(c) Effect of Termination Upon the Employee’s Death or Permanent Disability, or by the Company for Cause. Subject to Section 8(e), in the event this Agreement is terminated due to the Employee’s death, or Employee’s Permanent Disability (as defined below), or by the Company for Cause (as defined below), the Company shall pay the Employee (or his or her estate) his or her accrued and unpaid Salary through the Termination Date together with reimbursement for all business expenses reimbursable pursuant to this Agreement, if any, and any other benefits Employee is otherwise entitled to in accordance with the terms and conditions of the Company’s Employee Benefit Plans (including the Long-Term Incentive Plan and the Restricted Stock Unit Award Agreement) or as otherwise expressly required by applicable law.

(d) Effect of Termination by the Employee without Good Reason. Subject to Section 8(e), in the event the Employee terminates this Agreement without Good Reason (as defined below), the Company may elect to waive the thirty (30) day notice period (as described in Section 8(a)(v)), in its sole discretion, and in such case, the Termination Date shall be accelerated and notwithstanding the required notice period, the Company shall owe the Employee no further amount under this Agreement as of the accelerated Termination Date or for any other reason, other than any compensation that has accrued and remains unpaid through the accelerated Termination Date, reimbursement for all business expenses reimbursable pursuant to this Agreement, if any, and any other benefits Employee is otherwise entitled to in accordance with the terms and conditions of the Company’s Employee Benefit Plans (including the Long-Term Incentive Plan and the Restricted Stock Unit Award Agreement) or as otherwise expressly required by applicable law.

(e) Compliance with Restrictive Covenants and Required Release. All payments and benefits due to Employee under this Section 8 which are not otherwise required by applicable law shall be payable only if (i) Employee is, at all times has been, and continues to be in compliance with the terms of Sections 9, 10, 11, and 12, and (ii) Employee (or, to the extent applicable, Employee’s legal representative acting under a power of attorney and on behalf of Employee or Employee’s estate) executes and delivers to the Company a general release of claims and liability against the Company and its Affiliates in a form reasonably satisfactory to the Company and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following the Termination Date.

(f) Employee Acknowledgment. Employee hereby acknowledges and agrees that upon the Termination Date, Employee shall not be entitled to any severance payments or benefits of any kind, including without limitation payment for accrued and unused paid time off, under any Company benefit plan, severance policy generally available to the Company’s employees, or otherwise and all other rights of Employee to compensation under this Agreement shall end as of such Termination Date, except as expressly provided in this Section 8.

(g) No Limitation of Remedies. Notwithstanding anything to the contrary contained herein, the Company shall not be limited to termination as a remedy for any improper or illegal act of Employee, but may also seek damages, injunction, or such other remedy as it may deem appropriate under the circumstances.

(h) Resignation as Officer or Director. Upon the Termination Date, Employee shall be deemed to have resigned, to the extent applicable, as an officer of the Company and its Affiliates and as a member of any governing body of the Company and its Affiliates. On or immediately following the Termination Date, Employee shall confirm the foregoing by submitting to the Company in writing a confirmation of Employee’s resignation(s).

(i) Exit Obligations. Upon (1) termination of the Employee’s employment or (2) the Company’s request at any time during the Employee’s employment, the Employee shall (A) immediately provide or return to the Company any and all Company property, including without limitation keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives, other removable information storage devices, hard drives, and data and all Company documents, materials and equipment belonging to the Company and stored in any fashion, including without limitation those that constitute or contain any Confidential Information (as defined below) or Intellectual Property (as defined below), that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or its Affiliates or created by the Employee in connection with the Employee’s employment by the Company; and (ii) immediately delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Employee’s possession or control.

(j)  Definitions.

(i) Definition of Cause. For purposes of this Agreement, “Cause” shall mean, (i) the commission by Employee of or the indictment of Employee for (or pleading guilty or nolo contendere to), a felony or any other crime involving moral turpitude, (ii) Employee’s material failure to perform Employee’s duties hereunder or to follow the lawful direction of the Company (or a representative thereof), (iii) Employee’s theft or fraud, (iv) an act of gross negligence or willful misconduct by Employee that has a material and demonstrably negative impact on the Company, or (v) material breach by Employee of this Agreement or any other agreement between Employee and the Company. To the extent any of the foregoing items set forth in (ii) or (v) are capable of being cured, Cause shall not have occurred until the Company has given Employee written notice setting forth the issue(s) alleged to constitute Cause, and the Company has provided Employee at least thirty (30) days following such notice to cure such conduct and Employee has failed to do so. Failing such cure, a termination of employment by the Company for Cause shall be effective on the day following the expiration of such thirty (30) day cure period.

(ii) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean if the Employee voluntarily terminates the Employee’s employment with the Company after the occurrence of one or more of the following circumstances without the Employee’s consent, in each case: (i) a permanent relocation of the Employee’s primary place of employment to a location more than one hundred (100) miles from Kissimmee, Florida (for the avoidance of doubt, excluding reasonable requests to attend certain meetings, events, or conferences in person); (ii) a material reduction in Employee’s title or position; (iii) a material breach by the Company of this Agreement; or (iv) a material reduction in Employee’s Salary; provided, however, that no resignation shall be for Good Reason until Employee has provided the Company with written notice of the conduct alleged to have caused Good Reason with thirty (30) days of such conduct occurring and at least thirty (30) calendar days have elapsed after the Company’s receipt of such written notice from Employee, during which the Company has failed to cure any such alleged conduct. Failing such cure, a resignation of employment by the Employee with Good Reason shall be effective on the day following the expiration of such thirty (30) day cure period.

(iii) Definition of Permanent Disability. For purposes of this Agreement, “Permanent Disability” shall mean the inability of Employee, due to illness, accident, or other physical or mental incapacity, to perform the essential duties, responsibilities, and functions of his or her position with the Company, as applicable, for a period of at least ninety (90) consecutive days or for shorter periods aggregating at least one hundred twenty (120) days during any consecutive twelve (12) month period (whether or not the days are consecutive) even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by an independent, licensed Florida medical doctor selected and consulted by the Company. Employee shall reasonably cooperate in all respects with the Company if a question arises as to whether he or she has incurred a Permanent Disability (including, without limitation, submitting to an examination by a medical doctor, or other health care specialist selected by the Company with the approval of Employee, which shall not be withheld unreasonably, and authorizing such medical doctor or such other health care specialist to discuss Employee’s condition with the Company).

9. Limitations on Other Employment. As long as Employee is an employee of Company, Employee shall not enter into the services of or be employed in any capacity or for any purposes whatsoever, whether directly or indirectly, by any person, firm, employer or entity other than the Company or its Affiliates without the consent of the Company, and will not, without the consent of the Company, during said period of time, be engaged in any business, enterprise or undertaking other than employment by the Company or its Affiliates. Employee represents and warrants that Employee is under no obligation to any former employer which is in any way inconsistent with this Agreement or which imposes any restriction on behalf of the Company or its Affiliates. The Employee acknowledges that Employee has been instructed that during the Term of Employment, Employee is not to divulge to the Company, its employees, or its consultants any Confidential Information (as defined below) obtained from any previous employers or any other person.

10.  Non-Competition and Non-Interference.

(a) Non-Competition. Other than on behalf of the Company or its Affiliates, during the Restricted Period (as defined below), Employee shall not, directly or indirectly (as defined below), engage or attempt to engage in the Business (as defined below) within the Territory (as defined below).

(b) Non-Interference with Customers. During the Restricted Period, Employee shall not, directly or indirectly, attempt to or actually, (i) solicit, induce, or cause any Customer to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with the Company or its Affiliates; (ii) solicit, induce, or cause any Customer to become a customer of or enter into any contractual or other relationship, in each case for Competing Services (as defined below), with Employee or any other person or entity; and/or (iii) offer or provide to any Customer any Competing Services.

(c) Non-Interference with Suppliers. Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, attempt to or actually: (i) solicit, induce, or cause any Supplier or other Business Relation (as defined below) of the Company or its Affiliates to terminate, reduce, or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company or its Affiliates; (ii) solicit, induce, or cause any employee of the Company or its Affiliates to engage in Competing Services; or (iii) engage as an employee, independent contractor, or consultant on behalf of a person or entity other than the Company or its Affiliates (A) any employee of the Company or its Affiliates or (B) any person who was employed by the Company or its Affiliates within the then prior six-month period.

(d) Non-Disparagement. During the Restricted Period, Employee shall not disparage the Company or its Affiliates or their respective businesses, personnel, shareholders, members, directors, officers, consultants, services, products, or business methods.

(e)  Definitions.

(i) “Business” has the meaning set forth in the Preamble of this Agreement.

(ii) “Business Relation” means herein any person or entity other than a Supplier that conducts business with the Company or its Affiliates.

(iii) “Competing Services” means herein products or services (other than those of the Company or its Affiliates) that are the same, similar, or otherwise in competition with the products or services of the Company or its Affiliates.

(iv) “Customer” means herein any person or entity that: (A) during the two-year period immediately preceding the Effective Date or during the Restricted Period, has purchased products or services from Company or its Affiliates and/or (B) during the then-prior one- year period, was contacted by the Company or its Affiliates regarding the potential purchase of products or services from the Company or its Affiliates.

(v) “Directly or indirectly” as used herein includes any activity, on behalf of Employee or on behalf of or in conjunction with any other person or entity, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor, or otherwise, except that nothing in this Agreement shall prohibit Employee from being a passive holder, for investment purposes only, of not more than five percent (5%) of the securities of any publicly-traded entity.

(vi) “Restricted Period” means the Term of Employment and the one (1) year period following the Termination Date (as defined in Section 8(a)).

(vii) “Supplier” means herein any person or entity that supplies goods, services, or capital to the Company or its Affiliates, whether as an employee, independent contractor, or otherwise.

(viii)  “Territory” means herein anywhere in the United States and the United Kingdom.

11.  Confidentiality Provisions.

(a) Definition of Confidential Information. As used herein, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company, its business or properties that the Company has furnished or furnishes to Executive, whether before or after the date of this Agreement, or is or becomes available to Executive by virtue of Executive’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Executive that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes any of the following information held or used by or relating to the Company or its Affiliates:

(i) all information that is a Trade Secret (as defined in Florida Statutes Section 688, the Uniform Trade Secrets Act);

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures, and architectures; and

(iii) all information concerning the business and affairs of the Company and each of its Affiliates, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b) Confidentiality. Employee acknowledges the confidential and proprietary nature of Confidential Information and agrees that Employee shall, except to the extent required by law or in the course of Employee’s employment hereunder: (i) keep Confidential Information confidential and deliver promptly to the Company, or immediately destroy at the Company’s option, all embodiments and copies of Confidential Information that are in Employee’s possession; (ii) not use Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose Confidential Information to any person, except with the Company’s prior written consent. Notwithstanding the foregoing, this provision shall not apply to that part of Confidential Information that becomes generally available to the public other than as a result of a breach of this Section 11 by Employee. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.

(c) Compelled Disclosure. If Employee becomes compelled in any proceeding to make any disclosure that is prohibited by this Section 11, Employee shall, to the extent legally permissible, provide the Company with prompt notice of such compulsion so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 11. In the absence of a protective order or other remedy, Employee may disclose that portion (and only that portion) of Confidential Information that, based upon the opinion of Employee’s counsel, Employee is legally compelled to disclose; provided, however, that Employee shall use Employee’s best efforts to obtain written assurance that any person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(d) Trade Secrets. Nothing in this Section 11 will diminish the protections and benefits under applicable law to which any Trade Secret of the Company or its Affiliates is entitled. If any information that the Company or its Affiliates asserts to be a Trade Secret under applicable law is found by a court of competent jurisdiction not to be such a Trade Secret, such information will nonetheless be considered Confidential Information for purposes of this Section 11.

(e) Whistleblower Exception. Employee acknowledges that Employee has been notified in accordance with the federal Defend Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not otherwise limit Employee’s ability to, in accordance with the requirements contained in this subsection, communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies to the extent such information was provided in accordance with the requirements contained in this subsection.

(f) Indemnification. Employee shall indemnify and hold the Company harmless from any loss, damage, expense, cost, or liability arising out of any unauthorized use or disclosure of Confidential Information by Employee. This paragraph (f) and all the conditions, limitations, restrictions, duties, and obligations set forth in this Section 11 relating to the use and disclosure of Confidential Information, including the duty of confidentiality, shall survive indefinitely following the Termination Date of Employee’s engagement by the Company for any reason.

12. Acknowledgement and Transfer of Intellectual Property to Company. Employee hereby irrevocably agrees to assign to the Company, for no additional consideration, the Employee’s entire right, title, and interest in and to any and all discoveries, developments, methods, processes, programming, formulae, ideas, concepts, supplier and customer lists (including information relating to the generation and updating thereof), concepts, ideas, specifications, data, diagrams, flow charts, techniques, and any other form of intellectual property (whether reduced to written form or otherwise and whether or not patentable or copyrightable) conceived, made, developed, created, or reduced to practice by Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during Employee’s employment with the Company both before and during the Term of Employment (collectively, the “Intellectual Work Product” or “Intellectual Property”), and such Intellectual Work Product shall be the sole and exclusive property of the Company. Employee represents and warrants that all Intellectual Work Product has not been previously published and any legal protection obtained therefore, will not infringe upon the rights of any third party. Employee hereby agrees to the following:

(a) Assignment. Employee shall sell, assign, transfer and set over unto the Company, its successors, and assigns, any and all copyright, right, title, and interest in and to any and all Intellectual Property created by the Employee during the Company’s usual business hours and outside such business hours, whether made, created, conceived, developed, or reduced to practice by the Employee directly or indirectly, or otherwise attributable to the Employee’s efforts under this Agreement or otherwise. Such Intellectual Property assigned by the Employee unto the Company shall be held and enjoyed by the Company, its successors, and assigns, as fully and entirely as the same would have been held and enjoyed by the Employee had Employee in fact owned such Intellectual Property, or had this transfer and assignment not been made.

(b) Work for Hire. Notwithstanding any other provisions of this Agreement to the contrary, the Employee further agrees and acknowledges that all original works of authorship, or contributions to such works, that are made by Employee, in whole or in part, either alone or with others, within the scope of and during Employee’s employment with the Company both before and during the Term of Employment, whether inside or outside the Company’s usual business hours, constitute “works made for hire,” or contributions to such “works made for hire,” for all purposes hereunder, and for purposes of interpreting this Agreement under any and all provisions of the Copyright Act of 1976, 17 U.S.C. §§ 101 et. seq. To this effect, the Employee hereby agrees and acknowledges that for all purposes hereunder (including without limitation, the Employee’s creation of any and all Intellectual Property outside of the Company’s usual business hours), the exclusive copyright, right, title, and interest in and to any and all Intellectual Property created by the Employee within the scope of and during the Term of Employment, including but not limited to Intellectual Property created through the use of Company’s Confidential Information, shall vest in the Company, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. However, should any of the Intellectual Property created by the Employee during the term of Employee’s employment by the Company or during the term of Employee holding an ownership interest in the Company or its Affiliates not be found by a court of competent jurisdiction to be a “work made for hire” under the Copyright Act, the Employee, in consideration of Employee’s continued employment by the Company under this Agreement and Employee’s continued right to receive the benefits of ownership of the Company or its Affiliates, and of other good or valuable consideration, the receipt and adequacy of all of which the Employee hereby acknowledges on behalf of himself or herself, Employee’s assigns, executors, administrators, and legal representatives, hereby sells, assigns, transfers, and sets over unto the Company any copyright, right, title, and interest to any and all such Intellectual Property, regardless of such Intellectual Property’s legal status, including, without limitation, all source and object codes to such Intellectual Property, together with any and all enhancements, modifications, or derivative works based thereon. Nothing in this Section 12 shall confer upon the Employee (or constitute the Company’s admission that the Employee held or holds) any copyright, right, title, or interest, in any Intellectual Property to which the Company is solely entitled to hold copyright under this Section 12(b). The Company shall be entitled to obtain and hold in its own name all registrations of copyrights, trade secrets, trademarks and other proprietary or intellectual property rights with respect thereto. The Parties agree that the Company shall retain the original copies of all Intellectual Work Product pursuant to this Agreement, and all rights thereto.

(c) Execution of Documents. At the expense of the Company and at the sole request of the Company, either before or after the Termination Date, the Employee shall sign any and all documents, including without limitation assignment documents, and take all other actions, including without limitation disclosing to the Company all pertinent information and data relating to the Intellectual Property, necessary to fully effectuate the Employee’s assignment to the Company under this Section 12, and to assist the Company in obtaining protection and ownership of all such assigned Intellectual Property and maintaining registrations under copyright, trade secrets, trademark, and other laws protecting proprietary or intellectual property rights in and confirming its title to, any and all such work. Employee’s assistance shall include signing all assignments of or applications for copyrights, trademarks, and other proprietary or intellectual property rights and other documents, cooperating in legal proceedings, and taking any other steps considered desirable by Company.

13. Reasonableness. The Company and the Employee hereby agree and acknowledge that the restrictive covenants contained in Sections 9, 10, 11, and 12 above are reasonable in their limitations, scope, time, and territory, and are necessary for the protection of the legitimate business interest of the Company, and that the restraints imposed thereby are not unduly burdensome on Employee.

14. Accounting for Profits. Employee covenants and agrees that if Employee violates the provisions of Sections 9, 10, 11, and 12, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Employee has realized and/or may realize as a result of or in connection with any such violation. These remedies shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity, or under this Agreement.

15. No Defenses. The Parties also agree that the restrictive covenants in Sections 9, 10, 11, and 12 above shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action that Employee may have against Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of any of these restrictive covenants. The provisions of this Section 15 shall survive the Agreement indefinitely.

16. Enforcement. It is understood, agreed, and acknowledged by the Parties that no amount of money, or other remedy available at law, would adequately compensate the Company for damages, which the Parties agree and acknowledge the Company would suffer as a result of Employee’s violation of the provisions contained in Sections 9, 10, 11, and 12 above. Therefore, the Parties acknowledge and agree that the Company shall be entitled to obtain, upon application to a court of competent jurisdiction and without the need to prove actual damages to the Company or to post bond, a preliminary restraining order, and such other temporary or permanent injunctive relief as may be appropriate, to enforce against Employee the provisions of Sections 9, 10, 11, and 12, which injunctive relief shall be in addition to any other rights or remedies available to the Company. The provisions of this Section 16 shall survive the Agreement indefinitely.

17. Notice of Agreement. Employee agrees that the restrictions contained in Sections 9, 10, 11, and 12 shall apply not only to Employee, but also to any firm, person, or business, of whatever character, corporate or otherwise, by whom Employee may be employed or engaged, or with whom Employee may become associated with in any capacity, and that prior to accepting any employment or engagement by, or association with, any such firm, person, or business which provides any of the services that are of the type of Business provided by Company, Employee shall notify any such firm, person, or business of the existence and terms of the restrictive covenants contained in this Agreement, and shall furnish to such firm, person, or business, a copy of the terms of such restrictive covenants contained in this Agreement.

18. Entire Agreement. This Agreement contains the entire agreement between the Parties pertaining to the subject matter set forth herein and may be modified or amended only upon the unanimous, written consent of the Parties, or their respective heirs, legal representatives, successors, or permitted assigns.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its choice of law principles. Company and Employee hereby: (a) irrevocably submit to the jurisdiction of any Florida court situated in or federal court situated nearest to Osceola County, Florida, in any action arising out of this Agreement, (b) agree that all claims in any such action may be decided in either such court; and (c) waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum. The Parties also agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

20. Waiver of Jury Trial. AS A MATERIAL TERM OF THIS AGREEMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE EMPLOYEE AND THE COMPANY EACH KNOWINGLY, WILLINGLY, AND VOLUNTARILY, AND BY THEIR EXPRESS DESIRE AND INTENT, HEREBY EXPRESSLY WAIVE A TRIAL BY JURY ON ALL ISSUES, CLAIMS, COUNTERCLAIMS, CROSS-CLAIMS, AND THIRD-PARTY CLAIMS, OF ANY KIND OR NATURE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY. EACH PARTY REPRESENTS AND WARRANTS THAT NO REPRESENTATION OF FACT OR OPINION HAS BEEN MADE BY ANYONE TO INDUCE THIS WAIVER OF JURY TRIAL OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

21. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement, including specifically the restrictive covenants in Sections 9, 10, 11, and 12 above, shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid, this Agreement shall be (i) construed as if such invalid words, phrases, sentences, clauses, or sections had not been inserted or, (ii) in the case of the restrictive covenants in Sections 9, 10, 11, and 12 above, shall be reformed by such court so that such limitations, the scope or length of time, or size of territory, as applicable, be reduced to the extent required to cure such unenforceability.

22. Attorneys’ Fees and Costs. In the event of any litigation between the Parties arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all costs and reasonable attorneys’ fees incurred, including attorneys’ fees incurred in all investigations, arbitrations, trials, bankruptcies, and appeals.

23. Survival. Upon the termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement. Notwithstanding anything to the contrary, Section 9, Section 10, Section 11, and Section 12 shall continue and survive the termination of Employee’s employment with the Company.

24. Notices. Notices and all other communications provided for in this Agreement must be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

if to the Company:

Humble Imports Inc

Unit 107 – 4930 Industrial Lane

Kissimmee, Florida 34758

Attn: Scott Wallace

E-mail: scowal5@gmail.com

if to Employee:

Emily J. Humble

141 Eastpark Drive

Celebration, FL 34747

E-mail: emily@ecdautodesign.com

25. Definition of Affiliate. The term “Affiliate” shall mean an entity that is directly or indirectly owned, operated, or controlled by another entity.

26. Miscellaneous. This Agreement was the joint negotiated product of the Parties. Therefore, neither Party shall advance a position that any provision hereof should be more strictly construed against the other Party on the basis that such other Party prepared such provision. Unless otherwise provided herein, all rights, powers and privileges conferred upon the Parties by law, this Agreement or otherwise shall be cumulative. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, assigns and legal representatives. The waiver by either Party of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any Party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof shall constitute a waiver of the Parties’ right to demand exact compliance with the terms of this Agreement. This Agreement shall be construed as a contract for personal services by Employee to the Company and shall not be assignable by Employee. The Company may assign its rights hereunder to any successor entity.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument. This Agreement may be executed by facsimile, portable document format (pdf) or other electronically or mechanically reproduced signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) and such signature shall constitute an original signature for all purposes notwithstanding any statute or decisional Law to the contrary.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

“COMPANY”

ECD AUTOMOTIVE DESIGN, INC.
a Delaware corporation

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	Chief Executive Officer

“EMPLOYEE”

/s/ Emily J. Humble
EMILY J. HUMBLE, individually

EXHIBIT A

JOB DUTIES

The Chief Production Officer (“CPO”) will oversee all aspects of ECD Auto Design’s manufacturing processes and the relevant teams associated with Production. From a strategic level the CPO will establish and implement optimized workflow and assembly methods to maximize efficiency of manufacturing operations, direct and review workforce utilization, and continually monitor manufacturing performance to ensure quality standards are met.

Job Responsibilities

People:

●	Directing and mentoring product management teams

Motivation/support/morale/development and coaching of all team members including all Production and Quality Management Team and closely support the Leads and Technicians via the Management team. Ensure company KPIs are met for ASE certification and continued professional development of all staff members.

●	Collaborating with other C-Suite roles to strategize and deliver business goals

Working closely with the CXO to guide the direction of production in relation to the client experience and feedback of the product. Review warranty data and ensure this drives the quality of the product and continues to develop the production process to support this.

Process:

●	Creating business strategies and timelines for completing project goals

Alongside CEO/CFO, evaluate target production goals, product and brand values. Identify areas to integrate, streamline and maximize ROI.

●	Assigning responsibilities throughout the company

Deployment of labor force across the production line from initial teardown to shipping. Clear areas of responsibility across the production management team and continued review of their effectiveness in their roles. Utilizing build sheets to deploy labor and measure efficiencies of the build process.

Brand:

●	Quality Control Processes

Ongoing development of robust quality control processes and analysis of inspection data, impact on shipping times and warranty costs. Reviewing quality control data to improve build process and protect the impact of post-build costs on the profit margins.

●	Leading product development processes in collaboration with CTO

Continuing development of the product and development of innovations that drive both brand quality and revenue optimizations. Assessing the implementation of new products as well as opportunities to create labor efficiencies through product development. Protect the brand values ensuring quality, innovation and safety are at the heart of everything.

Vendors:

●	Developing and maintaining business relations

Working with external vendors and suppliers to develop strong relationships that focus on quality of product and optimized revenue opportunities. Continual review of vendor quality and its impact on the production of our vehicles.

Facility:

●	Visiting manufacturing facilities to ensure employees follow safety, health and quality standards

Ensure all OSHA, safety guidelines and production compliance is adhered to with regular monitoring of latest practice guidelines and implement regular training within the facility.